EXHIBIT 99.1

Republic Services, Inc.
Reports Fourth Quarter and Full-Year 2025 Results;
Provides 2026 Full-Year Financial Guidance

●	Fourth Quarter Earnings Per Share of $1.76
●	Expanded Fourth Quarter Net Income Margin 50 Basis Points and Adjusted EBITDA Margin 30 Basis Points
●	Generated Cash Flow from Operations of $4.30 Billion and Adjusted Free Cash Flow of $2.43 Billion in 2025
●	Exceeded Full-Year 2025 Adjusted Earnings Per Share and Adjusted Free Cash Flow Guidance
●	Invested $1.1 Billion in Value-Creating Acquisitions and Returned $1.6 Billion to Shareholders in 2025

PHOENIX (February 17, 2026) – Republic Services, Inc. (NYSE: RSG) today reported net income of $545 million, or $1.76 per diluted share, for the three months ended December 31, 2025, versus $512 million, or $1.63 per diluted share, for 2024. Excluding certain expenses and other items, on an adjusted basis, net income for the three months ended December 31, 2025, was $547 million, or $1.76 per diluted share, versus $497 million, or $1.58 per diluted share, for the comparable 2024 period.
For the year ended December 31, 2025, net income was $2.14 billion, or $6.85 per diluted share, versus $2.04 billion, or $6.49 per diluted share, for 2024. Excluding certain expenses and other items, on an adjusted basis, net income for the year ended December 31, 2025, was $2.19 billion, or $7.02 per diluted share, versus $2.03 billion, or $6.46 per diluted share, for 2024.
“We delivered another strong year of results in 2025, underscoring the resilience of our business model and the strength of our differentiated capabilities. Through healthy pricing and disciplined cost management, we successfully navigated cyclical demand headwinds and exceeded expectations for full-year adjusted earnings and adjusted free cash flow," said Jon Vander Ark, president and chief executive officer. “We continued to invest across the business to position us for sustained, value-creating growth while returning $1.6 billion to shareholders through dividends and share repurchases.”

Fourth-Quarter 2025 Highlights:

•Total revenue growth of 2.2 percent includes 2.9 percent organic growth from our recycling and waste business, 2.0 percent organic decline from our environmental solutions business, and 1.3 percent growth from acquisitions. In 2024, environmental solutions revenue included approximately $50 million from a non-recurring emergency response project.

•Core price on total revenue increased revenue by 5.8 percent. Core price on related business revenue increased revenue by 7.1 percent, which consisted of 8.7 percent in the open market and 4.6 percent in the restricted portion of the business.

•Revenue growth from average yield on total revenue was 3.7 percent, and volume decreased total revenue by 1.0 percent. Revenue growth from average yield on related business revenue was 4.5 percent, and volume decreased related business revenue by 1.2 percent.

•Net income was $545 million, or a margin of 13.2 percent.

•EPS was $1.76 per share, an increase of 8.0 percent over the prior year.

•Adjusted EPS, a non-GAAP measure, was $1.76 per share, an increase of 11.4 percent over the prior year.

•Adjusted EBITDA, a non-GAAP measure, was $1.30 billion, and adjusted EBITDA margin, a non-GAAP measure, was 31.3 percent of revenue, an increase of 30 basis points over the prior year.

•The Company's average recycled commodity price per ton sold at our recycling centers during the fourth quarter was $112. This represents a decrease of $41 per ton over the prior year.

•The Company completed and commenced operations on three renewable natural gas projects during the quarter.

Full-Year 2025 Highlights:

•Total revenue growth of 3.5 percent includes 3.2 percent organic growth from our recycling and waste business, 1.0 percent organic decline from our environmental solutions business, and 1.3 percent growth from acquisitions.

•Core price on total revenue increased revenue by 5.9 percent. Core price on related business revenue increased revenue by 7.1 percent, which consisted of 8.7 percent in the open market and 4.6 percent in the restricted portion of the business.

•Revenue growth from average yield on total revenue was 4.1 percent, and volume decreased total revenue by 0.6 percent. Revenue growth from average yield on related business revenue was 4.9 percent, and volume decreased related business revenue by 0.7 percent.

•Net income was $2.14 billion, or a margin of 12.9 percent.

•EPS was $6.85 per share, an increase of 5.5 percent over the prior year.

•Adjusted EPS, a non-GAAP measure, was $7.02 per share, an increase of 8.7 percent over the prior year.

•Adjusted EBITDA, a non-GAAP measure, was $5.31 billion and adjusted EBITDA margin, a non-GAAP measure, was 32.0% of revenue, an increase of 90 basis points over the prior year.

•Cash provided by operating activities was $4.30 billion, an increase of 9.2 percent over the prior year.

•Adjusted free cash flow, a non-GAAP measure, was $2.43 billion, an increase of 11.5 percent versus the prior year.

•Cash invested in acquisitions was $1.1 billion.

•Nine renewable natural gas projects were completed and commenced operations during the year.

•We commenced operations at our Polymer Center in Indianapolis.

•Cash returned to shareholders was $1.6 billion, which included $854 million of share repurchases and $738 million of dividends paid.

•The Company's average recycled commodity price per ton sold during the year was $135. This represents a decrease of $29 per ton over the prior year.

2026 Financial Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2026. The financial guidance also includes the expected contribution from acquisitions that have closed to date. Please refer to the Reconciliation of 2026 Financial Guidance section of this document for detail relating to the computation of non-GAAP measures as well as the Information Regarding Forward-Looking Statements section of this document. Full-year 2026 financial guidance is as follows:

•Revenue: Republic expects revenue to be in the range of $17.050 billion to $17.150 billion. The Company expects growth from average yield on total revenue to be in a range of 3.2 percent to 3.7 percent and volume decline on total revenue to be approximately 1.0 percent. The Company expects growth from average yield on related business revenue to be in a range of 4.0 percent to 4.5 percent.

•Adjusted EBITDA: Republic expects adjusted EBITDA to be in the range of $5.475 billion to $5.525 billion.

•Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $7.20 to $7.28.

•Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $2.520 billion to $2.560 billion. The Company expects to receive between $1.960 billion to $2.000 billion of property and equipment, net of proceeds from the sale of property and equipment.

•Acquisitions: Republic expects to invest approximately $1 billion in acquisitions in 2026. As of February 17, 2026, we invested approximately $400 million.

“We expect to deliver another year of profitable growth in 2026 in a macro environment that remains dynamic,” said Mr. Vander Ark. “Our outlook is supported by continued pricing in excess of cost inflation, steady productivity gains from our digital tools, and ongoing investments in strategic acquisitions — all of which position us well to drive long-term value."

Company Declared Quarterly Dividend

Republic previously announced that its Board of Directors declared a regular quarterly dividend of $0.625 per share for shareholders of record on April 2, 2026. The dividend will be paid on April 15, 2026.

Presentation of Certain Performance Metrics and Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income - Republic, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA by business type, adjusted EBITDA margin by business type and adjusted free cash flow are described in the Performance Metrics and Reconciliations of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. is a leader in the environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, special waste, hazardous waste and field services. Republic’s industry-leading commitments to advance circularity and support decarbonization are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, please visit RepublicServices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Roman Blahoski (480) 718-0328	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76	$74
Accounts receivable, less allowance for doubtful accounts and other of $66 and $74, respectively	1,897	1,821
Prepaid expenses and other current assets	550	511
Total current assets	2,523	2,406
Restricted cash and marketable securities	259	208
Property and equipment, net	12,639	11,877
Goodwill	16,715	15,982
Other intangible assets, net	655	546
Other assets	1,575	1,383
Total assets	$34,366	$32,402
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,374	$1,345
Notes payable and current maturities of long-term debt	596	862
Deferred revenue	496	485
Accrued landfill and environmental costs, current portion	148	159
Accrued interest	109	101
Other accrued liabilities	1,205	1,176
Total current liabilities	3,928	4,128
Long-term debt, net of current maturities	12,985	11,851
Accrued landfill and environmental costs, net of current portion	2,608	2,432
Deferred income taxes and other long-term tax liabilities, net	1,884	1,594
Insurance reserves, net of current portion	436	402
Other long-term liabilities	556	588
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 313 and 313 issued including shares held in treasury, respectively	3	3
Additional paid-in capital	1,833	1,767
Retained earnings	11,161	9,774
Treasury stock, at cost; 5 and 1 shares, respectively	(1,000)	(113)
Accumulated other comprehensive loss, net of tax	(29)	(26)
Total Republic Services, Inc. stockholders' equity	11,968	11,405
Non-controlling interests in consolidated subsidiary	1	2
Total stockholders' equity	11,969	11,407
Total liabilities and stockholders' equity	$34,366	$32,402

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$4,136	$4,046	$16,591	$16,032
Expenses:
Cost of operations	2,404	2,317	9,630	9,350
Depreciation, depletion and amortization	458	443	1,814	1,677
Accretion	29	27	114	107
Selling, general and administrative	437	447	1,710	1,674
Adjustment to withdrawal liability for multiemployer pension funds	1	—	1	—
Gain on business divestitures and impairments, net	—	—	—	(1)
Restructuring charges	7	9	20	29
Operating income	800	803	3,302	3,196
Interest expense	(146)	(134)	(574)	(539)
Loss on extinguishment of debt	—	—	—	(2)
Loss from unconsolidated equity method investments	(92)	(139)	(163)	(255)
Interest income	2	2	8	9
Other income, net	—	—	21	23
Income before income taxes	564	532	2,594	2,432
Provision for income taxes	19	20	455	388
Net income	545	512	2,139	2,044
Net income attributable to non-controlling interests in consolidated subsidiary	—	—	—	(1)
Net income attributable to Republic Services, Inc.	$545	$512	$2,139	$2,043
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$1.76	$1.63	$6.86	$6.50
Weighted average common shares outstanding	309.7	313.4	311.9	314.4
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$1.76	$1.63	$6.85	$6.49
Weighted average common and common equivalent shares outstanding	310.0	313.8	312.2	314.8
Cash dividends per common share	$0.625	$0.580	$2.410	$2.230

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Year Ended December 31,
	2025	2024
Cash provided by operating activities:
Net income	$2,139	$2,044
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion, amortization and accretion	1,928	1,784
Non-cash interest expense	75	71
Deferred tax provision	269	87
Loss from unconsolidated equity method investments	163	255
Other non-cash items	81	49
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(87)	(76)
Prepaid expenses and other assets	(174)	(171)
Accounts payable	(14)	(27)
Capping, closure and post-closure expenditures	(70)	(56)
Remediation expenditures	(54)	(62)
Other liabilities	40	14
Proceeds for retirement of certain hedging relationships	—	24
Cash provided by operating activities	4,296	3,936
Cash used in investing activities:
Purchases of property and equipment	(1,887)	(1,855)
Proceeds from sales of property and equipment	13	47
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(1,430)	(753)
Cash received from business divestitures	11	2
Other	(20)	(2)
Cash used in investing activities	(3,313)	(2,561)
Cash used in financing activities:
Proceeds from credit facilities and notes payable, net of fees	37,715	24,020
Proceeds from issuance of senior notes, net of discount and fees	1,183	889
Payments of credit facilities and notes payable	(38,206)	(25,109)
Issuances of common stock, net	(5)	(14)
Purchases of common stock for treasury	(870)	(482)
Cash dividends paid	(738)	(687)
Distributions paid to non-controlling interests in consolidated subsidiary	(1)	—
Contingent consideration payments	(16)	(15)
Cash used in financing activities	(938)	(1,398)
Effect of foreign exchange rate changes on cash	1	(2)
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	46	(25)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	203	228
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$249	$203

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2025 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and year ended December 31, 2025 and 2024:

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
Collection:
Residential	$761	18.4%	$743	18.3%	$3,010	18.1%	$2,939	18.3%
Small-container	1,287	31.1	1,221	30.2	5,055	30.5	4,820	30.1
Large-container	768	18.6	747	18.5	3,098	18.7	3,024	18.9
Other	17	0.4	17	0.4	70	0.4	72	0.4
Total collection	2,833	68.5	2,728	67.4	11,233	67.7	10,855	67.7
Transfer	457		445		1,833		1,780
Less: intercompany	(243)		(242)		(985)		(975)
Transfer, net	214	5.2	203	5.0	848	5.1	805	5.0
Landfill	781		747		3,202		2,981
Less: intercompany	(314)		(304)		(1,282)		(1,240)
Landfill, net	467	11.3	443	11.0	1,920	11.6	1,741	10.9
Environmental solutions	435		499		1,828		1,907
Less: intercompany	(13)		(17)		(62)		(64)
Environmental solutions, net	422	10.2	482	11.9	1,766	10.6	1,843	11.5
Other:
Recycling processing and commodity sales	105	2.5	99	2.4	433	2.6	409	2.5
Other non-core	95	2.3	91	2.3	391	2.4	379	2.4
Total other	200	4.8	190	4.7	824	5.0	788	4.9
Total revenue	$4,136	100.0%	$4,046	100.0%	$16,591	100.0%	$16,032	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and year ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Average yield	3.7%	4.4%	4.1%	5.1%
Fuel recovery fees	0.2	(0.9)	(0.1)	(0.4)
Total price	3.9	3.5	4.0	4.7
Volume	(1.0)	(1.2)	(0.6)	(1.1)
Change in workdays	—	0.5	(0.1)	0.3
Recycling processing and commodity sales	—	0.2	—	0.5
Environmental solutions	(2.0)	1.3	(1.0)	0.1
Other(1)	—	—	(0.1)	—
Total internal growth	0.9	4.3	2.2	4.5
Acquisitions / divestitures, net	1.3	1.3	1.3	2.6
Total	2.2%	5.6%	3.5%	7.1%

Core price	5.8%	6.1%	5.9%	6.5%
(1) Other represents customer credits recognized in connection with recent labor disruptions.

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in core price, average yield and volume as a percentage of related-business revenue, defined as total revenue excluding recycled commodities, fuel recovery fees and environmental solutions revenue, to determine the effectiveness of our pricing and organic growth strategies. The following table reflects core price, average yield and volume as a percentage of related-business revenue for the three months and year ended December 31, 2025 and 2024:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	As a % of Related Business		As a % of Related Business
Core price	7.1%	7.3%	7.1%	7.8%
Average yield	4.5%	5.3%	4.9%	6.2%
Volume	(1.2)%	(1.5)%	(0.7)%	(1.3)%
The following table reflects changes in average yield and volume, as a percentage of related business revenue by line of business, for the three months and year ended December 31, 2025 and 2024:

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	4.5%	(3.0)%	5.6%	(2.8)%	4.9%	(2.9)%	5.9%	(2.7)%
Small-container	5.0%	(0.5)%	6.1%	(0.3)%	5.9%	(1.0)%	8.4%	(0.3)%
Large-container	5.0%	(3.8)%	5.9%	(4.6)%	5.4%	(3.6)%	6.2%	(4.0)%
Landfill:
Municipal solid waste	5.8%	(2.2)%	5.6%	(0.2)%	5.9%	(2.8)%	5.4%	0.7%
Construction and demolition waste	6.5%	(14.8)%	1.5%	17.0%	4.6%	22.6%	3.9%	3.8%
Special waste	—%	15.0%	—%	(0.8)%	—%	15.4%	—%	(1.6)%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and year ended December 31, 2025 and 2024 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
Labor and related benefits	$831	20.1%	$801	19.8%	$3,306	19.9%	$3,213	20.0%
Transfer and disposal costs	267	6.4	270	6.7	1,074	6.5	1,101	6.9
Maintenance and repairs	373	9.0	363	9.0	1,495	9.0	1,468	9.2
Transportation and subcontract costs	298	7.2	328	8.1	1,194	7.2	1,212	7.6
Fuel	116	2.8	109	2.7	466	2.8	470	2.9
Disposal fees and taxes	90	2.2	87	2.1	364	2.2	351	2.2
Landfill operating costs	97	2.3	91	2.2	389	2.3	367	2.3
Risk management	110	2.7	101	2.5	431	2.6	401	2.4
Other	222	5.4	198	4.9	871	5.2	796	5.0
Subtotal	2,404	58.1	2,348	58.0	9,590	57.7	9,379	58.5
Gain on certain divestitures and impairments, net	—	—	(29)	(0.7)	—	—	(29)	(0.2)
Labor disruption	—	—	—	—	40	0.2	—	—
Total cost of operations	$2,404	58.1%	$2,319	57.3%	$9,630	57.9%	$9,350	58.3%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months and year ended December 31, 2025 and 2024 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
Salaries and related benefits	$285	6.9%	$294	7.3%	$1,127	6.8%	$1,129	7.0%
Provision for doubtful accounts	13	0.3	7	0.2	40	0.2	27	0.2
Other	139	3.4	146	3.5	543	3.3	518	3.2
Total selling, general and administrative expenses	$437	10.6%	$447	11.0%	$1,710	10.3%	$1,674	10.4%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
PERFORMANCE METRICS AND RECONCILIATIONS OF CERTAIN NON-GAAP MEASURES
The following tables calculate EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA and adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, adjusted diluted earnings per share, and adjusted free cash flow, which are not measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and year ended December 31, 2025 and 2024. Our definitions of the foregoing non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA and Adjusted EBITDA Margin
The following table calculates adjusted EBITDA and adjusted EBITDA margin for the three months and year ended December 31, 2025 and 2024 (in millions of dollars and as a percentage of revenue):

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
Net income attributable to Republic Services, Inc. and net income margin	$545	13.2%	$512	12.7%	2,139	12.9%	$2,043	12.7%
Net income attributable to non-controlling interests	—		—		—		1
Provision for income taxes	19		20		455		388
Other income, net	—		—		(21)		(23)
Interest income	(2)		(2)		(8)		(9)
Interest expense	146		134		574		539
Depreciation, depletion and amortization	458		443		1,814		1,677
Accretion	29		27		114		107
EBITDA and EBITDA margin	$1,195	28.9%	$1,134	28.0%	$5,067	30.5%	$4,723	29.5%
Loss from unconsolidated equity method investments	92		139		163		255
Loss on extinguishment of debt and other related costs	—		—		—		2
Restructuring charges	7		9		20		29
Gain on certain divestitures and impairments, net	—		(29)		—		(30)
Adjustment to withdrawal liability for multiemployer pension funds	1		—		1		—
Labor disruption	—		—		56		—
Total adjustments	100		119		240		256
Adjusted EBITDA and adjusted EBITDA margin	$1,295	31.3%	$1,253	31.0%	$5,307	32.0%	$4,979	31.1%
Adjusted EBITDA and Adjusted EBITDA Margin by Business Type
The following table summarizes revenue, adjusted EBITDA and adjusted EBITDA margin by business type for the three months and year ended December 31, 2025 (in millions of dollars and adjusted EBITDA margin as a percentage of revenue):

	Three Months Ended December 31, 2025
	Recycling & Waste	Environmental Solutions	Total
Revenue	$3,714	$422	$4,136
Adjusted EBITDA(a)	$1,210	$85	$1,295
Adjusted EBITDA Margin	32.6%	20.1%	31.3%

	Year Ended December 31, 2025
	Recycling & Waste	Environmental Solutions	Total
Revenue	$14,825	$1,766	$16,591
Adjusted EBITDA(a)	$4,935	$372	$5,307
Adjusted EBITDA Margin	33.3%	21.1%	32.0%
(a) Certain corporate expenses, including selling, general and administrative expenses, and National Accounts revenue are allocated to the two business types.
The amounts shown for Recycling & Waste represent the sum of our Group 1 and Group 2 reportable segments, and Environmental Solutions represents our Group 3 reportable segment.

Adjusted Earnings Per Share
The following table calculates adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share for the three months and year ended December 31, 2025 and 2024 (in millions of dollars except per share data):

	Three Months Ended December 31, 2025				Three Months Ended December 31, 2024
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(1)	Republic	Share	Income	Impact(1)	Republic	Share
As reported	$564	$19	$545	$1.76	$532	$20	$512	$1.63
Restructuring charges	7	2	5	0.01	9	2	7	0.02
Labor disruption	—	4	(4)	(0.01)	—	—	—	—
Gain on certain divestitures and impairments, net	—	—	—	—	(29)	(7)	(22)	(0.07)
Settlements and withdrawals on pension plans(2)	1	—	1	—	—	—	—
Total adjustments	8	6	2	—	(20)	(5)	(15)	(0.05)
As adjusted	$572	$25	$547	$1.76	$512	$15	$497	$1.58
(1) The income tax effect related to our adjustments includes both current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended December 31, 2025.

	Year Ended December 31, 2025				Year Ended December 31, 2024
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(1)	Republic	Share	Income	Impact(1)	Republic	Share
As reported	$2,594	$455	$2,139	$6.85	$2,432	$389	$2,043	$6.49
Gain on extinguishment of debt and other related costs	—	—	—	—	(6)	(2)	(4)	(0.01)
Restructuring charges	20	6	14	0.05	29	8	21	0.07
Labor disruption	56	18	38	0.12	—	—	—	—
Gain on certain divestitures and impairments, net	—	—	—	—	(30)	(8)	(22)	(0.07)
Settlements and withdrawals on pension plans(2)	1	—	1	—	(8)	(2)	(6)	(0.02)
Total adjustments	77	24	53	0.17	(15)	(4)	(11)	(0.03)
As adjusted	$2,671	$479	$2,192	$7.02	$2,417	$385	$2,032	$6.46
(1) The income tax effect related to our adjustments includes both current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.
(2) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2025.
We believe that presenting EBITDA and EBITDA margin is useful to investors because they provide important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDA margin demonstrate our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
We believe that presenting adjusted EBITDA and adjusted EBITDA margin, adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Gain on extinguishment of debt and other related costs, net. During 2024 we recognized a loss of $2 million due to the amendment and restatement of the Credit Facility. Additionally, we recorded a net gain of $8 million attributable to the early settlement of certain cash flow hedges related to the Term Loan Facility. The gain was recognized as a reduction of interest expense.

Restructuring charges. During the three months and year ended December 31, 2025, we incurred restructuring charges of $7 million and $20 million, respectively, and during the three months and year ended December 31, 2024, we incurred restructuring charges of $9 million and $29 million, respectively. The 2025 charges primarily related to the design and implementation of a new accounts receivable system. The 2024 charges primarily related to the redesign of our asset management, and customer and order management software systems.
Labor disruption. During the year ended December 31, 2025, we experienced labor disruptions in certain isolated markets. The impact of these labor disruptions during the year ended December 31, 2025 was $56 million, including $16 million of customer credits and $40 million of cost of operations.
Gain on certain divestitures and impairments, net. During 2024, we recorded a gain on certain divestitures and impairments of $30 million, of which $29 million was due to a gain on the sale of a transfer station facility and $1 million related to a gain on business divestitures and impairments.
Settlements and withdrawals on pension plans. During 2025, we recorded a charge to earnings of $1 million for a withdrawal event at a multiemployer pension fund to which we contribute. During 2024, we recognized a settlement of our defined benefit pension plan. The settlement included a combination of lump-sum payments to participants who elected to receive them and the transfer of benefit obligations to a third-party insurance company under a group annuity contract. As a result of the settlements, we recognized a non-cash gain of $8 million related to the accelerated recognition of the proportional share of unamortized net actuarial gains in accumulated other comprehensive income. As we obtain updated information regarding multiemployer pension funds, the factors used in deriving our estimated withdrawal liabilities will be subject to change, which may adversely impact our reserves for withdrawal costs.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2025 and 2024 (in millions of dollars):

	Year Ended December 31,
	2025	2024
Cash provided by operating activities	$4,296	$3,936
Property and equipment received	(1,923)	(1,818)
Proceeds from sales of property and equipment	13	47
Restructuring payments, net of tax	9	19
Labor disruption, net of tax	38	—
Cash tax benefit for debt extinguishment and other related costs	—	(1)
Adjusted free cash flow	$2,433	$2,183
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2025 and 2024 (in millions of dollars):

	Year Ended December 31,
	2025	2024
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,887	$1,855
Adjustments for property and equipment received in a different period	36	(37)
Property and equipment received during the period	$1,923	$1,818
The adjustments noted above do not affect our net change in cash, cash equivalents, restricted cash and restricted cash equivalents as reflected in our consolidated statements of cash flows.

ACCOUNTS RECEIVABLE
As of December 31, 2025 and December 31, 2024, accounts receivable were $1,897 million and $1,821 million, net of allowance for doubtful accounts of $66 million and $74 million, respectively, resulting in days sales outstanding of 41.8, or 30.8 days net of deferred revenue, compared to 40.9, or 30.0 days net of deferred revenue, respectively.
CASH DIVIDENDS
In October 2025, we paid a cash dividend of $194 million to shareholders of record as of October 2, 2025. As of December 31, 2025, we recorded a quarterly dividend payable of $193 million to shareholders of record at the close of business on January 2, 2026, which was paid on January 15, 2026.
SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2025, we repurchased 1.3 million shares of our common stock for $270 million at a weighted average cost per share of $215.57. As of December 31, 2025, the remaining authorized purchase capacity under our October 2023 repurchase program was approximately $1.7 billion.
RECONCILIATION OF 2026 FINANCIAL GUIDANCE
Adjusted EBITDA
The following is a summary of our anticipated adjusted EBITDA for the year ending December 31, 2026, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2026
Net income attributable to Republic Services, Inc.	$ 2,200 - 2,220
Provision for income taxes(a)	505 - 515
Interest expense, net	575 - 585
Depreciation, depletion, amortization and accretion	1,980 - 1,990
Loss from unconsolidated equity method investments	190
Restructuring charges	25
Adjusted EBITDA	$ 5,475 - 5,525
(a) This presentation of Provision for income taxes includes grant income generated from investments in renewable energy assets.
We believe that presenting adjusted EBITDA provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2026, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2026
Diluted earnings per share	$ 7.14 - 7.22
Restructuring charges	0.06
Adjusted diluted earnings per share	$ 7.20 - 7.28
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2026, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2026
Cash provided by operating activities	$ 4,460 - 4,540
Property and equipment received	(1,970) - (2,010)
Proceeds from sales of property and equipment	10
Restructuring payments, net of tax	20
Adjusted free cash flow	$ 2,520 - 2,560
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Our financial guidance is based on current economic conditions.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies, and expectations of future financial performance and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such expectations may not prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the impacts of the overall global economy and changing interest rates, impacts from international trade restrictions and tariffs, our ability to effectively integrate and manage companies we acquire, and to realize the anticipated benefits of any such acquisitions, the impact of prolonged work stoppages or other labor disruptions, the amount of the financial contribution of our sustainability initiatives, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States, as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025, particularly under Part I, Item 1A – Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.